Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated April 4, 2006, except for Note 7 for which the date is September 20, 2006, on the financial statements of One Earth Energy, LLC (a development stage company) as of February 28, 2006, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (November 28, 2005) to February 28, 2006 in Pre-Effective Amendment No. 4 to Form SB-2 Registration Statement of One Earth Energy, LLC dated on or about November 7, 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota
November 6, 2006